EXHIBIT 5



                               Jones, Walker
                             Waechter, Poitevent
                           Carrere & Denegre, L.L.P.



                               April 1, 1998


          UNIFAB International, Inc.
          5007 Port Road
          New Iberia, LA  70562

          Gentlemen:

               We have acted as counsel for UNIFAB International, Inc., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 460,000 shares of the common stock of the Company, $.01 par value per share (the "Common Stock"), pursuant to the terms of the Long-Term Incentive Plan (the "Plan") and 3,000 shares of Common Stock pursuant to the terms of restricted stock agreements (the "Agreements") between certain employees and the Company.

               Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value on the terms described in the Plan and Agreements, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                     JONES, WALKER, WAECHTER,
                                      POITEVENT, CARRERE & DENEGRE, L.L.P.



                                      By:  /s/ Margaret F. Murphy
                                          --------------------------
                                             Margaret F. Murphy